Exhibit 99.1

DEL MONTE CORPORATION REPORTS

FISCAL 2013 THIRD QUARTER RESULTS

San Francisco –March 8, 2013 – Del Monte Corporation:

Announcement Highlights

For the third quarter fiscal 2013:

•	Net sales increased 5.9%

•	Pet Products sales increased 10.1% and Consumer Products sales increased 1.8%

•	Operating income declined 12.5%

•	Increased marketing investment, higher ingredient costs and costs associated with the voluntary recall of certain Milo’s Kitchen chicken dog treats drove the decline

•	List pricing actions net of trade spend partially offset the decrease

•	Adjusted EBITDA[1] declined 1.6%

•	Total net debt was $3,544.6 million as of January 27, 2013

•	On February 5, 2013, amended the $2.6 billion Senior Secured Term Loan Credit Agreement

•	Lowered LIBOR rate floor on Term Loan from 1.50% to 1.00%

•	Increased aggregate principal outstanding by $100.0 million

Del Monte Foods Three Months Ended January 27, 2013

Del Monte Foods today reported net sales in the third quarter fiscal 2013 of $1,028.2 million compared to $971.1 million in the third quarter fiscal 2012, an increase of 5.9%. List pricing actions net of trade spend along with new product volumes primarily in Pet drove the increase. Existing product declines in Consumer partially offset the increase.

[1]	Reflects “EBITDA” and “Consolidated EBITDA” as calculated pursuant to the Company’s 7.625% Notes Indenture and credit agreements, respectively. Please refer to the reconciliation of non-GAAP financial measures located at the end of this press release.

Operating income declined 12.5% from $124.5 million in the prior year period to $108.9 million. The decrease was driven by increased marketing investment, higher ingredient costs in Pet, and $14.4 million of costs associated with the voluntary recall of certain Milo’s Kitchen chicken dog treat products. List pricing actions net of trade spend partially offset the decline.

Adjusted EBITDA declined 1.6% to $161.9 million compared to $164.6 million in the prior year period. The drivers of the decline were similar to those of operating income, except for the costs associated with the voluntary recall mentioned above. In calculating Adjusted EBITDA, the expenses associated with the voluntary recall were added back pursuant to the Company’s 7.625% Notes Indenture and credit agreements.

“Strong price realization and new product innovation drove the Company’s topline growth of 5.9%, as sales for both Pet and Consumer increased,” said Dave West, CEO of Del Monte Foods. “Our momentum in Pet was strong – net sales grew 10.1% and Adjusted EBITDA grew 5.6% – while we increased marketing investment and faced higher ingredient costs. In Consumer, we began national advertising behind the Del Monte brand, fueling this investment with planned lower trade spending. I am optimistic that these investments and initiatives will drive long-term success in the marketplace. We are continuing to become a more consumer-centric and market-driven Company.”

Reportable Segments – Results for Three Months Ended January 27, 2013

Pet Products

Pet Products net sales were $527.0 million, an increase of 10.1% from net sales of $478.8 million in the prior year period. The increase in Pet Products net sales was driven by list pricing actions net of trade spend and new product volume.

Pet Products operating income declined 8.6% from $95.3 million in the prior year period to $87.1 million in the third quarter fiscal 2013. The decline was primarily driven by higher ingredient costs, costs associated with the voluntary recall noted previously and increased marketing investment. We realized positive list pricing actions net of trade spend as well as the positive impact of increased volume.

Pet Products Adjusted EBITDA increased 5.6% from $117.2 million in the prior year period to $123.8 million in the third quarter fiscal 2013. The drivers of the change in Adjusted EBITDA were similar to those of operating income, except for the costs associated with the voluntary recall mentioned above. In calculating Adjusted EBITDA, the expenses associated with the voluntary recall were added back pursuant to the Company’s 7.625% Notes Indenture and credit agreements.

Consumer Products

Consumer Products net sales were $501.2 million, an increase of 1.8% from net sales of $492.3 million in the prior year period. The increase in Consumer Products net sales was driven by planned lower trade spending. Unit volume declines, mainly in vegetable and produce, partially offset the increase.

Consumer Products operating income declined 20.8% from $40.8 million in the prior year period to $32.3 million in the third quarter fiscal 2013. The decline was primarily driven by higher marketing investment and unfavorable mix. This was partially offset by planned lower trade spending, which was consistent with our long-term strategy of increased marketing investment behind the Del Monte brand.

Consumer Products Adjusted EBITDA declined from $57.1 million in the prior year period to $50.1 million in the third quarter fiscal 2013, or 12.3%. The drivers of the decline were similar to those of operating income noted above.

Del Monte Foods Nine Months Ended January 27, 2013

Net sales for the nine months ended January 27, 2013 were $2,859.0 million compared to $2,741.6 million for the prior year period, an increase of 4.3%. The increase was driven by list pricing actions net of trade spend and new product volume growth, primarily in Pet. The increase was partially offset by unit volume declines in Consumer.

Operating income declined from $280.9 million in the prior year period to $259.9 million, or 7.5%. The decline was primarily driven by increased operating costs and higher marketing investment. List pricing actions net of trade spend contributed positively to operating income.

Other income of $24.2 million for the nine months ended January 27, 2013 was comprised primarily of gains on commodity hedging contracts, partially offset by losses on interest rate swaps. The gains on commodity hedging contracts recorded in the period, the cash portion of which are reflected in Corporate Adjusted EBITDA, partially offset both ingredient cost increases seen in cost of products sold and ingredient cost increases that we expect to see in future quarters.

Adjusted EBITDA increased 2.7% to $436.2 million compared to $424.7 million in the prior year period. The drivers of the change in Adjusted EBITDA were similar to those of operating income, except for the costs associated with the voluntary recall mentioned above. In calculating Adjusted EBITDA, the expenses associated with the voluntary recall were added back pursuant to the Company’s 7.625% Notes Indenture and credit agreements. In addition, cash benefits from economic hedge positions are reflected in Corporate Adjusted EBITDA as noted above. In calculating Adjusted EBITDA, the adjustment for cash benefits from economic hedge positions is calculated pursuant to the Company’s 7.625% Notes Indenture and credit agreements, respectively.

Select Liquidity Data

At January 27, 2013, total debt was $3,893.4 million and cash and cash equivalents were $348.8 million. As of January 27, 2013, there were no outstanding borrowings under the Company’s $750.0 million ABL Facility. For the nine months ended January 27, 2013, capital expenditures totaled $62.7 million. The Company also spent $12.0 million for the acquisition of the SnoKist assets.

On February 5, 2013, the Company entered into an amendment to the Senior Secured Term Loan Credit Agreement. The amendment, among other things, lowered the LIBOR rate floor on the term loan under the credit agreement from 1.50% to 1.00%. The amendment also provided for an increase of $100.0 million in the aggregate principal amount of the outstanding term loan.

Free Cash Flow2 for the nine months ended January 27, 2013 was $64.7 million, compared to $126.5 million in the prior year period. Higher working capital (mainly due to trade receivables) and higher capital expenditures primarily drove the decrease.

Conference Call/Webcast Information

Del Monte Foods will host a live audio webcast, accompanied by a slide presentation, to discuss the third quarter fiscal 2013 results at 8:00 a.m. PT (11:00 a.m. ET) today. To access the live webcast and slides, go to http://investors.delmonte.com. Under Events, click Q3 F13 Del Monte Foods Earnings Conference Call. Printable slides are expected to be available in advance of the call. Historical quarterly results can be accessed at http://investors.delmonte.com. The audio portion of the webcast may also be accessed during the call (listen-only mode) as follows: 1-888-788-9432 (1-210-795-9068 outside the U.S. and Canada), verbal code: Del Monte Foods. The webcast and slide presentation will be available online following the presentation.

Merger

On March 8, 2011, Del Monte Foods Company was acquired by an investor group led by funds affiliated with Kohlberg Kravis Roberts & Co. L.P., Vestar Capital Partners and Centerview Capital, L.P. (collectively, the “Sponsors”). The acquisition is referred to as the “Merger.”

About Del Monte Foods

Del Monte Foods is one of the country’s largest producers, distributors and marketers of premium quality, branded pet products and food products for the U.S. retail market, generating approximately $3.7 billion in net sales in fiscal 2012. With a powerful portfolio of brands, Del Monte products are found in eight out of ten U.S. households. Pet food and pet snacks brands include Meow Mix®, Kibbles ‘n Bits®, Milk-Bone®, 9Lives®, Pup-Peroni®, Gravy Train®, Nature’s Recipe®, Canine Carry Outs®, Milo’s Kitchen® and other brand names. Food product brands include Del Monte®, Contadina®, S&W®, College Inn® and other brand names. The Company also produces and distributes private label pet products and food products.

For more information on Del Monte Foods, visit the Company’s website at www.delmontefoods.com.

Del Monte. Nourishing Families. Enriching Lives. Every Day.®

[2]	Free Cash Flow is defined as Adjusted EBITDA less cash interest, cash taxes (net of refunds), normal capital expenditures and plus/less decrease/ increase in working capital (excluding the impact of the Merger). Accordingly, this excludes, among other things, $44.0 million related to tax refunds for the nine months ended January 29, 2012. Please refer to the reconciliation of non-GAAP financial measures located at the end of this press release.

Non-GAAP Financial Measures

Del Monte Corporation reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). In this press release and the accompanying webcast, Del Monte is also providing certain non-GAAP financial measures – specifically, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Net Debt to Adjusted EBITDA.

Del Monte presents Adjusted EBITDA because it believes that this is an important supplemental measure relating to its financial condition since it is used in certain covenant calculations that may be required from time to time under the indenture that governs its 7.625% Senior Notes due 2019 (referred to therein as “EBITDA”) and the credit agreements relating to its Term Loan Facility and ABL Facility (referred to therein as “Consolidated EBITDA”). EBITDA is defined as income before interest expense, provision for income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA, further adjusted as required by the definitions of “EBITDA” and “Consolidated EBITDA” contained in the Company’s indenture and credit agreements. Although Adjusted EBITDA may be useful to benchmark our performance period to period, Del Monte’s presentation of Adjusted EBITDA has limitations as an analytical tool. Adjusted EBITDA is not a GAAP measure of liquidity or profitability and should not be considered as an alternative to net income, operating income, net cash provided by operating activities or any other measure determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow available for discretionary expenditures, as it does not take into account debt service requirements, obligations under the monitoring agreement with Del Monte’s Sponsors, capital expenditures or other non-discretionary expenditures that are not deducted from the measure.

Del Monte presents Adjusted EBITDA Margin because it uses such measure internally to focus management on year-over-year changes in the Company’s business and believes this information is also helpful to investors. In calculating Adjusted EBITDA Margin, the Company uses Adjusted EBITDA because it believes its investors are familiar with Adjusted EBITDA and that consistency in the presentation of EBITDA-related measures is helpful to investors.

Del Monte presents Free Cash Flow because it uses such measure internally to benchmark its performance period-to-period and believes this information is also helpful to investors. This presentation of Free Cash Flow has limitations as an analytical tool. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, since it does not take into account debt service requirements or other non-discretionary expenditures that are not deducted from the measure.

Del Monte uses Net Debt to Adjusted EBITDA ratios internally to focus management on year-over-year changes in the Company’s leverage and believes this information is also helpful to investors. The Company uses Adjusted EBITDA in this leverage measure because it believes its investors are familiar with Adjusted EBITDA and that consistency in presentation of EBITDA-related measures is helpful to investors.

Del Monte cautions investors that the non-GAAP financial measures presented are intended to supplement its GAAP results and are not a substitute for such results. Additionally, Del Monte cautions investors that the non-GAAP financial measures used by the Company may not be comparable to similarly titled measures of other companies.

Non-GAAP Reconciliation: Adjusted EBITDA, Free Cash Flow and Adjusted EBITDA Margin

	Three Months Ended January 27, 2013				Three Months Ended January 29, 2012
(in millions)	Pet Products	Consumer Products	Corporate	Total	Pet Products	Consumer Products	Corporate	Total
Reconciliation:
Operating income	$87.1	$32.3	$(10.5)	$108.9	$95.3	$40.8	$(11.6)	$124.5
Other income (expense)	—	—	(6.5)	(6.5)	—	—	(16.0)	(16.0)
Adjustments to arrive at EBITDA:
Depreciation and amortization expense[a]	17.9	13.6	5.9	37.4	18.6	13.4	6.3	38.3
Amortization of debt issuance costs and debt discount[b]	—	—	(5.7)	(5.7)	—	—	(6.3)	(6.3)

EBITDA	$105.0	$45.9	$(16.8)	$134.1	$113.9	$54.2	$(27.6)	$140.5
Non-cash charges	—	—	0.3	0.3	—	—	0.6	0.6
Derivative transactions[c]	—	—	1.4	1.4	—	—	12.5	12.5
Non-cash stock based compensation	—	—	(1.4)	(1.4)	—	—	3.5	3.5
Non-recurring (gains) losses	14.4	2.0	1.2	17.6	—	—	(1.4)	(1.4)
Merger-related items	—	—	—	—	0.1	0.1	0.6	0.8
Business optimization charges	4.4	2.2	1.7	8.3	3.2	2.8	0.1	6.1
Other	—	—	1.6	1.6	—	—	2.0	2.0

Adjusted EBITDA	$123.8	$50.1	$(12.0)	$161.9	$117.2	$57.1	$(9.7)	$164.6

Net sales				$1,028.2				$971.1
Adjusted EBITDA margin				15.7%				16.9%

[a]	Includes $0.2 million of accelerated depreciation in the three months ended January 27, 2013 related to the closure of our Kingsburg, California facility.
[b]	Represents adjustments to exclude amortization of debt issuance costs and debt discount reflected in depreciation and amortization because such costs are not deducted in arriving at operating income.
[c]	Represents adjustments needed to reflect only the cash impact of derivative transactions in the calculation of Adjusted EBITDA.

	Nine Months Ended January 27, 2013				Nine Months Ended January 29, 2012
(in millions)	Pet Products	Consumer Products	Corporate	Total	Pet Products	Consumer Products	Corporate	Total
Reconciliation:
Operating income	$220.8	$88.4	$(49.3)	$259.9	$231.0	$106.8	$(56.9)	$280.9
Other income (expense)	—	—	24.2	24.2	—	—	(64.4)	(64.4)
Adjustments to arrive at EBITDA:
Depreciation and amortization expense[a]	52.3	39.8	25.6	117.7	53.4	40.0	19.0	112.4
Amortization of debt discount and debt issuance costs[b]	—	—	(17.6)	(17.6)	—	—	(19.0)	(19.0)

EBITDA	$273.1	$128.2	$(17.1)	$384.2	$284.4	$146.8	$(121.3)	$309.9
Non-cash charges	—	—	1.9	1.9	—	—	2.3	2.3
Derivative transactions[c]	—	—	(0.7)	(0.7)	—	—	57.9	57.9
Non-cash stock based compensation	—	—	3.4	3.4	—	—	6.1	6.1
Non-recurring (gains) losses	14.4	3.4	4.5	22.3	—	—	4.6	4.6
Merger-related items	—	—	—	—	0.1	0.1	11.2	11.4
Business optimization charges	7.8	5.2	5.8	18.8	6.5	7.9	9.0	23.4
Other	—	—	6.3	6.3	0.8	0.8	7.5	9.1

Adjusted EBITDA	$295.3	$136.8	$4.1	$436.2	$291.8	$155.6	$(22.7)	$424.7

Adjustments to arrive at free cash flow:
Cash interest				(140.8)				(142.5)
Cash taxes (net of refunds)				(8.1)				41.6
Adjustment to cash taxes to eliminate impact of Merger				—				(44.0)
Changes in working capital and other				(159.9)				(104.2)
Capital expenditures				(62.7)				(49.1)

Free cash flow[d]				$64.7				$126.5

Net sales				$2,859.0				$2,741.6
Adjusted EBITDA margin				15.3%				15.5%

[a]	Includes $8.0 million of accelerated depreciation in the nine months ended January 27, 2013 related to the closure of our Kingsburg, California facility.
[b]	Represents adjustments to exclude amortization of debt issuance costs and debt discount reflected in depreciation and amortization because such costs are not deducted in arriving at operating income.
[c]	Represents adjustments needed to reflect only the cash impact of derivative transactions in the calculation of Adjusted EBITDA.
[d]

Free Cash Flow is defined as Adjusted EBITDA less cash interest, cash taxes (net of refunds), normal capital expenditures and plus/less decrease/ increase in working capital (excluding the impact of the Merger). Accordingly, this excludes, among other things, $44.0 million related to tax refunds for the nine months ended January 29, 2012.

Forward-Looking Statements

This press release and the accompanying conference call may contain forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. Such forward-looking statements include statements regarding expected productivity in fiscal 2013 as well as other statements related to fiscal 2013.

Factors that could cause actual results to differ materially from those described in this press release or the accompanying conference call include, among others: our debt levels and ability to service our debt and comply with covenants; the failure of the financial institutions that are part of the syndicate of our revolving credit facility to extend credit to us; competition, including pricing and promotional spending levels by competitors; our ability to launch new products and anticipate changing pet and consumer preferences; our ability to maintain or increase prices and persuade consumers to purchase our branded products versus lower-priced branded and private label offerings and shifts in consumer purchases to lower-priced or other value offerings, particularly during economic downturns; our ability to implement productivity initiatives to control or reduce costs; cost and availability of inputs, commodities, ingredients and other raw materials, including without limitation, energy (including natural gas), fuel, packaging, fruits, vegetables, tomatoes, grains (including corn), sugar, spices, meats, meat by-products, soybean meal, water, fats, oils and chemicals; logistics and other transportation-related costs; hedging practices and the financial health of the counterparties to our hedging programs; currency and interest rate fluctuations; the loss of significant customers or a substantial reduction in orders from these customers or the financial difficulties, bankruptcy or other business disruption of any such customer; contaminated ingredients; allegations that our products cause injury or illness, product recalls and product liability claims and other litigation; transformative plans; strategic transaction endeavors, if any, including identification of appropriate targets and successful implementation; changes in, or the failure or inability to comply with, U.S., foreign and local governmental regulations, including packaging and labeling regulations, environmental regulations and import/export regulations or duties; impairments in the book value of goodwill or other intangible assets; sufficiency and effectiveness of marketing and trade promotion programs; adverse weather conditions, natural disasters, pestilences and other natural conditions that affect crop yields or other inputs or otherwise disrupt operations; any disruption to our manufacturing or supply chain, particularly any disruption in or shortage of seasonal pack; reliance on certain third parties, including co-packers, our broker and third-party distribution centers or managers; risks associated with foreign operations; pension costs and funding requirements; protecting our intellectual property rights or intellectual property infringement or violation claims; failure of our information technology systems; and the control of substantially all of our common stock by a group of private investors and conflicts of interest potentially posed by such ownership.

Generally, these factors and other risks and uncertainties are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and quarterly reports on Form 10-Q. All forward-looking statements in this press release and accompanying conference call are qualified by these cautionary statements and are made only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

DEL MONTE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income (unaudited)

(in millions)

	Three Months Ended		Nine Months Ended
	January 27,	January 29,	January 27,	January 29,
	2013	2012	2013	2012
Net sales	$1,028.2	$971.1	$2,859.0	$2,741.6
Cost of products sold	738.4	693.9	2,064.2	1,960.6

Gross profit	289.8	277.2	794.8	781.0
Selling, general and administrative expense	180.9	152.7	534.9	500.1

Operating income	108.9	124.5	259.9	280.9
Interest expense	61.3	62.8	187.8	188.5
Other (income) expense	6.5	16.0	(24.2)	64.4

Income from continuing operations before income taxes	41.1	45.7	96.3	28.0
Provision for income taxes	13.5	18.4	32.8	11.1

Income from continuing operations	27.6	27.3	63.5	16.9
Income from discontinued operations before income taxes	—	—	—	—
Income tax benefit	(0.7)	(1.3)	(0.7)	(1.3)

Income from discontinued operations	0.7	1.3	0.7	1.3

Net income	$28.3	$28.6	$64.2	$18.2

DEL MONTE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Comprehensive Income (unaudited)

(in millions)

	Three Months Ended		Nine Months Ended
	January 27,	January 29,	January 27,	January 29,
	2013	2012	2013	2012
Net income	$28.3	$28.6	$64.2	$18.2

Other comprehensive loss:
Foreign currency translation adjustments	(0.1)	—	(0.1)	(0.8)
Pension and other postretirement benefits adjustments:
Prior service (cost) credit arising during the period, net of tax	—	—	—	(4.3)
Loss on cash flow hedging instruments, net of tax	(1.0)	—	(1.8)	—

Total other comprehensive loss	(1.1)	—	(1.9)	(5.1)

Comprehensive income	$27.2	$28.6	$62.3	$13.1

DEL MONTE CORPORATION AND SUBSIDIARIES

Selected Financial Information (unaudited)

(in millions)

Net Sales by Segment

	Three Months Ended		Nine Months Ended
	January 27,	January 29,	January 27,	January 29,
	2013	2012	2013	2012
Net sales:
Pet Products	$527.0	$478.8	$1,482.3	$1,370.4
Consumer Products	501.2	492.3	1,376.7	1,371.2

Total	$1,028.2	$971.1	$2,859.0	$2,741.6

Operating Income by Segment

	Three Months Ended		Nine Months Ended
	January 27,	January 29,	January 27,	January 29,
	2013	2012	2013	2012
Operating income:
Pet Products	$87.1	$95.3	$220.8	$231.0
Consumer Products	32.3	40.8	88.4	106.8
Corporate (a)	(10.5)	(11.6)	(49.3)	(56.9)

Total	$108.9	$124.5	$259.9	$280.9

(a)	Corporate represents expenses not directly attributable to reportable segments. For the three and nine months ended January 27, 2013, Corporate includes $1.4 million and $12.5 million, respectively, of restructuring related expenses.

DEL MONTE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in millions, except share and per share data)

	January 27, 2013	April 29, 2012
	(unaudited)	(derived from audited financial statements)
ASSETS
Cash and cash equivalents	$348.8	$402.8
Trade accounts receivable, net of allowance	230.4	195.3
Inventories	873.9	748.7
Prepaid expenses and other current assets	93.6	125.1

TOTAL CURRENT ASSETS	1,546.7	1,471.9
Property, plant and equipment, net	734.4	729.2
Goodwill	2,119.7	2,119.7
Intangible assets, net	2,736.8	2,774.2
Other assets, net	134.1	148.1

TOTAL ASSETS	$7,271.7	$7,243.1

LIABILITIES AND STOCKHOLDER’S EQUITY
Accounts payable and accrued expenses	$575.3	$501.9
Short-term borrowings	4.7	3.3
Current portion of long-term debt	19.7	91.1

TOTAL CURRENT LIABILITIES	599.7	596.3

Long-term debt, net of discount	3,864.0	3,883.0
Deferred tax liabilities	962.1	953.8
Other non-current liabilities	281.7	308.7

TOTAL LIABILITIES	5,707.5	5,741.8

Stockholder’s equity:
Common stock ($0.01 par value per share, shares authorized: 1,000: 10 issued and outstanding)	—	—
Additional paid-in capital	1,586.7	1,586.1
Accumulated other comprehensive loss	(14.8)	(12.9)
Retained earnings (accumulated deficit)	(7.7)	(71.9)

TOTAL STOCKHOLDER’S EQUITY	1,564.2	1,501.3

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$7,271.7	$7,243.1

DEL MONTE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (unaudited)

(in millions)

	Nine Months Ended
	January 27, 2013	January 29, 2012
OPERATING ACTIVITIES:
Net income	$64.2	$18.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	117.7	112.4
Deferred taxes	(2.9)	(6.7)
Write off of debt issuance cost	2.9	—
Loss on asset disposals	2.4	2.3
Stock compensation expense	3.4	6.1
Unrealized (gain) loss on derivative financial instruments	(37.3)	61.3
Changes in operating assets and liabilities	(38.2)	(53.2)

NET CASH PROVIDED BY OPERATING ACTIVITIES	112.2	140.4

INVESTING ACTIVITIES:
Capital expenditures	(62.7)	(49.1)
Merger, net of cash acquired	—	(47.5)
Payment for asset acquisition	(12.0)	—

NET CASH USED IN INVESTING ACTIVITIES	(74.7)	(96.6)

FINANCING ACTIVITIES:
Proceeds from short-term borrowings	9.3	5.1
Payments on short-term borrowings	(7.9)	(8.9)
Principal payments on long-term debt	(91.1)	(13.5)
Payments of debt-related costs	—	(0.1)
Capital contribution, net	—	2.0

NET CASH USED IN FINANCING ACTIVITIES	(89.7)	(15.4)

Effect of exchange rate changes on cash and cash equivalents	(1.8)	4.7

NET CHANGE IN CASH AND CASH EQUIVALENTS	(54.0)	33.1
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	402.8	205.2

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$348.8	$238.3

# # #

CONTACTS:

Media Contact	Analyst/Investor Contact
Chrissy Trampedach Del Monte Foods (415) 247-3420 media.relations@delmonte.com	Christina Um Del Monte Foods (415) 247-3382 investor.relations@delmonte.com